Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570

FOR IMMEDIATE RELEASE

MSA Announces Strong Fourth Quarter and Year-End Results

Quarterly Organic Sales Increase 14 Percent on Continued Strengthening of Industrial Safety Market

PITTSBURGH, February 28, 2011 – MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2010 were $977 million compared with $910 million in 2009, an increase of $67 million, or 7 percent. Net income for the year ended December 31, 2010 was $38 million, or $1.06 per basic share, a decrease of $5 million, or 12 percent, compared with $43 million, or $1.21 per basic share, for 2009. Excluding after-tax costs of $6 million associated with the October acquisition of General Monitors, and restructuring charges of $10 million, annual net income was $54 million or $1.51 per basic share.

Net sales for the fourth quarter of 2010 were $285 million compared with $236 million for the same period of 2009, an increase of $49 million, or 21 percent, with organic sales increasing $33 million, or 14 percent. Net income for the fourth quarter of 2010 was $12 million, or 33 cents per basic share, a decrease of $1 million, or 8 percent, compared with $13 million, or 35 cents per basic share, for the same quarter last year. Excluding after-tax costs of $4 million associated with the acquisition of General Monitors, and $2 million of restructuring charges, net income was $18 million, or 50 cents per basic share for the quarter.

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“MSA’s consolidated fourth quarter results reflect our focused efforts to grow the business and the improvement in economic and business conditions we are seeing in many parts of the world,” noted William Lambert, MSA President and CEO. “We continue to see nice growth in core product groups in both developed and emerging markets, and our most recent results reinforce that we are executing an effective strategy with increased revenues and operating income in all of our reporting segments,” he said.

Sales in the company’s North American segment increased $32 million, or 31 percent, in the fourth quarter of 2010. Organic sales, excluding the acquisition of General Monitors, increased $20 million, or 19 percent. The acquisition of General Monitors increased North American segment sales by $12 million in the quarter. The company continued to experience strong demand in its core industrial market throughout the quarter, which helped to fuel a $6 million increase in organic sales of gas detection products. Sales of head protection products and respirators also benefited from continued strengthening in the core industrial market. Sales of both of these product groups increased $2 million in the quarter. Shipments of ballistic helmets to the military market increased $5 million compared to the fourth quarter of 2009, while sales of self-contained breathing apparatus (SCBA) to the fire service market increased $2 million in the quarter.

Sales in the company’s European segment increased $5 million, or 7 percent, in the fourth quarter of 2010. Currency translation effects decreased fourth quarter European segment sales, when stated in U.S. dollars, by $4 million, primarily due to a weaker euro. Local currency organic sales increased $5 million, while the acquisition of General Monitors

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increased sales by $4 million in the quarter. Local currency organic sales of permanent instruments were up $3 million on higher shipments to core industrial markets in Europe. Local currency sales of SCBA were up $2 million on higher shipments to fire service markets in Northern Europe.

Sales in MSA’s International segment increased $12 million, or 20 percent, in the fourth quarter of 2010. Local currency sales increased $8 million reflecting strong sales in Latin America and China, primarily in industrial markets. Currency translation effects increased fourth quarter International segment sales, when stated in U.S. dollars, by $4 million, primarily related to a strengthening of the Australian dollar, South African rand and Brazilian real.

Net income in MSA’s North American segment increased $0.2 million in the fourth quarter of 2010. The increase reflects the previously-discussed increase in sales and favorable income tax adjustments. During the quarter, the company recognized tax benefits totaling $1 million associated with the extension of the research and development credit in the United States. These improvements were offset by an increase in operating expenses attributable to the higher level of business in the quarter.

The company’s European segment reported a net loss of $0.4 million in the fourth quarter of 2010, compared to income of $0.2 million in the fourth quarter of 2009. Currency translation effects increased current quarter European segment net income, when stated in U.S. dollars, by approximately $0.1 million.

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Net income in MSA’s International segment was $2 million higher in the fourth quarter of 2010. This increase was primarily related to higher sales in China and Latin America, and improved gross profit margins, reflecting the progress being made in managing manufacturing costs under Project Magellan – the company’s long-term Operational Excellence initiative. Currency translation effects increased current quarter International segment net income, when stated in U.S. dollars, by approximately $0.2 million.

“Our ongoing commitment to investing in core products in both developed and emerging markets and our focus on managing costs clearly helped our team generate a strong finish to 2010,” Mr. Lambert said. “Looking forward, we remain committed to executing our strategy and I am confident that our focus on growing our core product revenues around the globe, and developing new and innovative products that exceed customer expectations, while diligently managing our costs, will provide a solid foundation for long-term success,” Mr. Lambert concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

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Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Net sales	$285,005	$236,098	$976,631	$909,991
Other income	3,678	4,179	6,037	5,860

	288,683	240,277	982,668	915,851

Cost of products sold	178,264	150,797	606,532	573,266
Selling, general and administrative	78,935	60,720	262,940	230,894
Research and development	8,828	7,376	32,784	28,781
Restructuring and other charges	2,612	1,477	14,121	11,378
Interest	3,796	1,638	8,707	7,080
Currency exchange losses (gains)	325	(583)	235	(888)

	272,760	221,425	925,319	850,511

Income before income taxes	15,923	18,852	57,349	65,340
Provision for income taxes	3,903	6,249	18,290	22,003

Net income	12,020	12,603	39,059	43,337
Net (income) loss attributable to noncontrolling interests	(252)	59	(955)	(42)

Net income attributable to Mine Safety Appliances Company	11,768	12,662	38,104	43,295

Basic earnings per share	$.33	$.35	$1.06	$1.21

Diluted earnings per share	$.32	$.35	$1.05	$1.21

Dividends per common share	$.25	$.24	$.99	$.96

Basic shares outstanding	35,685	36,060	35,880	35,668
Diluted shares outstanding	36,587	35,932	36,422	35,879

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	December 31, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$59,760	$61,983
Trade receivables, net	198,551	173,355
Inventories	150,581	123,944
Other current assets	68,497	74,743

Total current assets	477,389	434,025

Property, net	156,789	144,575
Prepaid pension cost	121,631	105,812
Goodwill	263,089	84,727
Other non-current assets	178,290	106,089

Total	1,197,188	875,228

Current liabilities
Notes payable and current portion of long-term debt	$10,163	$16,326
Accounts payable	58,460	43,487
Other current liabilities	113,118	108,637

Total current liabilities	181,741	168,450

Long-term debt	367,094	82,114
Pensions and other employee benefits	126,479	125,387
Deferred tax liabilities	49,177	44,800
Other non-current liabilities	16,647	15,077
Equity	456,050	439,400

Total	1,197,188	875,228

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Net sales
North America	$136,209	$104,442	$464,012	$434,575
Europe	76,538	71,249	251,107	257,860
International	72,258	60,407	261,512	217,556

Total	285,005	236,098	976,631	909,991

Net income (loss)
North America	$9,828	$9,591	$34,560	$34,994
Europe	(358)	194	(7,605)	2,349
International	3,715	2,047	13,981	5,078
Reconciling	(1,417)	830	(2,832)	874

Total	11,768	12,662	38,104	43,295

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